EXHIBIT 10.19

April 20, 2001

Sandra Poole-Christal

107 Talavera #715

San Antonio, Texas  78232

Dear Sandy:

On  January 1, 1998 you and GlobalSCAPE, Inc. (“GlobalSCAPE”) signed a letter under which GlobalSCAPE granted you an option to purchase 291,429 shares of GlobalSCAPE for $0.10 (ten cents) per share with the Option vesting over a three year period beginning January 1, 1998 (the “First Option”).

Effective April 20, 2001, you and GlobalSCAPE executed a Release and Indemnity Agreement (the “Release”) in connection with the First Option and other matters.  As part of the Consideration, as that term is defined in the Release, GlobalSCAPE agrees as follows:

For each share issued by GlobalSCAPE pursuant to the First Option, GlobalSCAPE shall pay you a bonus of $0.0868  per share plus a gross-up percentage per share of $0.0868 times the lower of 38% or the highest percentage tax bracket applicable to your income.

Sincerely,

/s/ Tim Nicolaou
Tim Nicolaou
Chief Executive Officer